WESTMINSTER CAPITAL, INC. ANNOUNCES AMENDMENT TO ITS TENDER OFFER

     Beverly Hills, CA - August 7, 2003 - Westminster Capital, Inc. (AMEX: WI) today announced that it has filed with the Securities and Exchange Commission Amendment No. 2 to the Schedule 13E-3 transaction statement relating to its going private transaction. Westminster filed Amendment No. 2 today in response to comments made by the SEC. Amendment No. 2 primarily provides additional disclosure with regard to the factors analyzed by the Filing Persons in considering the fairness of the going private transaction and additional background on how the settlement price was agreed upon. Prior to filing Amendment No. 2, Westminster filed Amendment No. 1 to the Schedule 13E-3 on July 30, 2002, to report the expiration of the period to timely appeal the Order and Final Judgment of the Court of Chancery of the State of Delaware, concerning the settlement of the lawsuit brought in connection with the tender offer conducted in the spring of 2002, without any appeal being filed. Both amendments may be obtained on the SEC's web site at www.sec.gov or by contacting Westminster at 1-310-278-1930.


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